Exhibit 99.1

Spartan Motors, Inc.
1541 Reynolds Rd. - Charlotte, MI 48813 - USA Telephone 517.543.6400 - Facsimile 517.543.5403 Web Page – www.spartanmotors.com

Spartan Motors, Inc. Announces the Acquisition of Classic Fire LLC and Further Strengthens
its Position in the Emergency Response Industry

CHARLOTTE, MI, -- 07-MAR-2011 – Spartan Motors, Inc. (NASDAQ: SPAR) today announced the acquisition of Ocala, FL-based Classic Fire. Classic Fire is a manufacturer of fire apparatus that is known for performance, durability and value. The company also has an iconic leadership team that enjoys a strong reputation across the industry for innovation, speed and practicality.

“The acquisition of Classic Fire is a clear validation of Spartan Motors’ strategic intent. Our top-line growth strategy consists of three elements; growth through corporate alliances as demonstrated by our new Isuzu relationship, organic growth as illustrated by the recent launch of the Spartan Force, and growth through acquisitions as proven here by our acquisition of Classic Fire,” said John Sztykiel, Chief Executive Officer, Spartan Motors, Inc. (SMI). “This move illustrates our continued commitment to enhance our  leadership position within the Emergency Response industry which will become even more evident in a few weeks at FDIC (Indianapolis, IN) at the largest ER show of the year”, added Sztykiel.

Classic Fire brings to SMI an expansive set of growth opportunities enhanced by technology and innovation, people and culture, products and long term strategic fit.

Technology and Innovation
•	An aluminum extruded body structure with one of the highest strength-to-weight ratios in the industry
•	One-touch discharge controls for the Compressed Air Foam System (CAFS) are integrated into the truck’s multiplex system
•	A proprietary system of pump modules

People and Culture
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A leadership team with proven industry experience, credibility and relationships consisting of Ron Ewers who has over 30 years of industry experience, and Jim White who also has over 30 years of experience with a focus on manufacturing and operations.

•	A company-wide focus on lean initiatives, operational cost controls and Value Analysis/Value Engineering
•	A product development process anchored around speed, innovation and excellent customer service
•	A team of fire industry veterans with a rich history of innovation and revenue growth that will continue to lead the Classic Fire operations as well as assist elsewhere in the SMI organization

Products
•	A broad product portfolio consisting of Mini-Pumpers, Tankers, Brush Trucks, Quick Attacks, Urban Interface and Light Rescues – which in 2010 generated revenues of approximately $10 million
•	Tuned for value and will enable our dealers to meet a broad range of customer needs and price points
•	Highly regarded as durable fire apparatus with customer-valued innovations that allow for easy operation and simplified maintenance
•	Products with a price/value relationship that delights customers

Strategic Fit
•	Complementary product offering to the current Crimson Fire portfolio which allows Spartan to cover more segments, price points, applications, and customer needs than ever before
•	Provides strategic sourcing of proprietary pump modules, and technology for the Spartan Chassis OEM market
•	Allows Spartan to better meet the price points required of an industry challenged by weaknesses in municipal funding
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Classic Fire acquisition does much more than add scale to the SMI Emergency Response revenue stream. It provides expanded coverage of a key growth segment and enriches Spartan with industry experts that complement those in place at Spartan Chassis and Crimson Fire.

The transaction is structured as an asset purchase and closing will be effective April 1, 2011.

“We are very fortunate to become a part of the SMI organization as their reputation, and their level of commitment to the Emergency Response industry, is unparalleled”, said Ron Ewers, Co-Founder, Classic Fire. “All of us on the team (at Classic Fire) look forward to working together with SMI to grow the business and their innovation portfolio.”

About Spartan Motors
Spartan Motors, Inc. designs, engineers and manufactures specialty chassis, specialty vehicles, truck bodies and aftermarket parts for the recreational vehicle (RV) emergency-response, defense, government services, delivery and service markets. The Company's brand names – SpartanTM, Crimson FireTM, Crimson Fire AerialsTM and Utilimaster® - are known for quality, value, service and first-to-market innovation. The Company employs approximately 1,500 at facilities in Michigan, Pennsylvania, South Dakota, Indiana and Texas. Spartan reported sales of $481 million in 2010 and is focused on becoming a global leader in the design, engineering and manufacture of specialty vehicles and chassis. Visit Spartan Motors at www.spartanmotors.com

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This release contains several forward-looking statements that are not historical facts, including statements concerning our business, strategic position, financial strength, future plans, objectives, and the performance of our products. These statements can be identified by words such as "believe," "expect," "intend," "potential," "future," "may," "will," "should," and similar expressions regarding future expectations.  These forward-looking statements involve various known and unknown risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, and likelihood.  Therefore, actual performance and results may materially differ from what may be expressed or forecasted in such forward-looking statements.  Factors that could contribute to these differences include operational and other complications that may arise affecting the implementation of our plans and business objectives; continued pressures caused by economic conditions and the pace and extent of the economic recovery; challenges that may arise in connection with the integration of new businesses or assets we acquire or the disposition of assets; issues unique to government contracting, such as competitive bidding processes, qualification requirements, and delays or changes in funding; disruptions within our dealer network; changes in our relationship with major customers, suppliers, or other business partners, including Isuzu; changes in the demand or supply of products within our markets or raw materials needed to manufacture those products; and changes in laws and regulations affecting our business.   Other factors that could affect outcomes are set forth in our Annual Report on Form 10-K and other filings we make with the Securities and Exchange Commission (SEC), which are available at www.sec.gov or our website.  All forward-looking statements in this release are qualified by this paragraph.  Investors should not place undue reliance on forward-looking statements as a prediction of actual results.  We undertake no obligation to publicly update or revise any forward-looking statements in this release, whether as a result of new information, future events, or otherwise.

CONTACT:
Joseph Nowicki, CFO	Russell Chick, Corporate Director of Marketing
Spartan Motors, Inc.	Spartan Motors, Inc.
(517) 543-6400	(517) 543-6400
Joseph.Nowicki@spartanmotors.com	Russell.chick@spartanmotors.com